Exhibit 10.1

MORGAN STANLEY MANAGED FUTURES BHM I, LLC

OPERATING AGREEMENT

dated as of March 26, 2007

MORGAN STANLEY MANAGED FUTURES BHM I, LLC

OPERATING AGREEMENT

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6.3.	Powers of the Trading Manager	7
6.4.	Withdrawals from Company Account	8
6.5.	Standard of Care; Liability of Members	8
6.6.	Limitations on Powers of Members	8
6.7.	Other Business	8

ARTICLE VII - PROPERTY		8

ARTICLE VIII - FISCAL MATTERS; BOOKS AND RECORDS		9
8.1.	Bank Accounts; Investments	9
8.2.	Required Records; Right of Inspection	9
8.3.	Books and Records of Account	9
8.4.	Tax Returns and Information	9
8.5.	Delivery of Financial and Tax Information to Members	9
8.6.	Audits	10
8.7.	Fiscal Year	10
8.8.	Tax Elections	10
8.9.	Tax Matters Member	10
8.10.	Regulatory Reporting	10

ARTICLE IX - LIABILITY; INDEMNIFICATION		10

ARTICLE X - DISSOLUTION AND WINDING UP		11
10.1.	Events Causing Dissolution	11
10.2.	Winding Up	11
10.3.	Compensation of Liquidator	12
10.4.	Distribution of Company Property	12
10.5.	Final Audit	12
10.6.	Deficit Capital Accounts	13

ARTICLE XI - MISCELLANEOUS PROVISIONS		13
11.1.	Counterparts	13
11.2.	Entire Agreement	13
11.3.	Partial Invalidity	13
11.4.	Amendment	13
11.5.	Binding Effect	14
11.6.	Governing Law	14
11.7.	Effect of Waiver or Consent	14
11.8.	Further Assurances	14

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MORGAN STANLEY MANAGED FUTURES BHM I, LLC

THIS OPERATING AGREEMENT (this “Agreement”), dated as of March 26, 2007, by and between each of the parties listed on Schedule I attached hereto (collectively, the “Members”), and Demeter Management Corporation, a Delaware corporation (“Demeter” or the “Trading Manager”), shall govern Morgan Stanley Managed Futures BHM I, LLC (the “Company”).

*  *  *  *  *  *  *

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) to facilitate investments by the Members with Blenheim Capital Management, L.L.C., a commodity trading advisor registered as such with the Commodity Futures Trading Commission (the “CFTC”);

WHEREAS, Demeter shall be the Trading Manager of the Company;

WHEREAS, the Members shall share pro rata in the profits and losses of the Company, based on the relative values (prior to reduction for all accrued but unpaid fees or expenses) of their respective membership interests in the Company (“Membership Interest” to mean, with respect to any Member at any time, the entire interest of such Member in the Company at such time);

WHEREAS, in accordance with the Act, each of the Members desires to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I - ORGANIZATION

1.1. Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required thereby. This Agreement embodies the agreement among the parties as to the governance of the Company and related matters. However, in the event of a conflict between the terms of this Agreement and the Certificate of Formation (a copy of which is attached hereto as Annex I), the terms of the Certificate of Formation shall prevail.

1.2. Name. The name of the Company is Morgan Stanley Managed Futures BHM I, LLC.

1.3. Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act. For greater certainty and not by way of limitation, the Company’s business and purpose is to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (hereinafter referred to collectively as “futures interests”, provided, however, such definition shall exclude securities futures products as defined by the CFTC, options on securities futures and options on equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto. The Company may engage in the foregoing speculative trading directly and through investing in other entities which are themselves “commodity pools” and would not be considered “investment companies” within the meaning of Section 3(c)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act and not limited under this Agreement.

1.4. Duration. The Company shall continue in existence until the Company shall be dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.5. Registered Office and Registered Agent; Principal Office.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Trading Manager may designate from time to time in the manner provided by Section 18-104 of the Act.

(b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Trading Manager may designate in writing from time to time.

(c) The principal office of the Company shall be c/o Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017; telephone: (212) 905-2700, or at such place as the Trading Manager may designate from time to time, which need not be in the State of Delaware. The Company shall maintain at its principal office, the records required by the Act and the Commodity Exchange Act, as amended (the “CEA”).

The Company may have such other offices as the Trading Manager may designate from time to time.

1.6. Qualification in Other Jurisdictions. The Trading Manager shall have authority to cause the Company to do business in jurisdictions other than the State of Delaware only if such jurisdiction has enacted a limited liability company statute, and the Trading Manager shall have approved the qualification of the Company under such statute to do business as a foreign limited liability company in such jurisdiction.

The Company shall initially qualify as a foreign limited liability company doing business in the State of New York pursuant to an application for authority filed pursuant to §802 of the New York Limited Liability Company Law.

1.7. No State-Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

ARTICLE II - MEMBERS

2.1. The Members. The Members are listed on Schedule I of this Agreement, and the addresses of such Members are as set forth in such Schedule. The Trading Manager may establish different classes of Membership Interests from time to time. The terms of each class may differ in the Trading Manager’s sole discretion.

2.2. Admission of Additional Members. Additional Members of the Company may be admitted in the discretion of the Trading Manager. If a new Member is admitted to the Company, the books and records of the Company (including Schedule I hereto) shall be amended to reflect such addition, as contemplated by Section 18-301 of the Act.

2.3. Voting Rights. Except as otherwise specifically set forth in this Agreement, the Members shall have only the voting rights set forth in the Act. A meeting of the Members for the purpose of acting upon any matter upon which the Members are entitled to vote may be called at any time by any Member or the Trading Manager. Such Member or Trading Manager shall give written notice of any such meeting to all Members and the Trading Manager and such meeting shall be held not less than 10 days and not more than 60 days after the Member or the Trading Manager sends notice to the Members and the Trading Manager (as applicable).

2.4. Action by Members Without a Meeting. Any action required or permitted to be taken by the Members may be taken with or without a meeting, or by written consent of the Members.

ARTICLE III - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1. Capital Contributions. Each Member shall contribute to the capital (a “Capital Contribution”) of the Company.

3.2. Membership Interests. Upon making the initial Capital Contribution specified on Schedule I (each an “Initial Capital Contribution”), each Member shall be entitled to the rights of a Member under this Agreement.

3.3. Further Required Capital Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company subsequent to its Initial Capital Contribution or be subject to any form of capital call or assessment.

3.4. Additional Capital Contributions. Additional Capital Contributions by existing Members may be made at any time; provided that the Member making such additional Capital Contribution has received the approval of the Trading Manager (“Additional Capital Contributions”), who may withhold such approval for any reason or no reason.

3.5. Capital Accounts. A capital account (a “Capital Account”) shall be established and maintained for each Member on the books of the Company. The initial balance in each Member’s Capital Account shall equal such Member’s Initial Capital Contribution. Such Capital Account shall be increased by any Additional Capital Contributions made by such Member and any increases in the Company’s Net Assets allocated to such Member pursuant to Section 4.1 and shall be decreased by any decreases in the Company’s Net Assets allocated to such Member pursuant to Section 4.1, any amounts allocated to such Member pursuant to Section 4.2, and the amount of money and fair market value of any property distributed or withdrawn to such Member pursuant to Sections 3.8, 5.2, and 10.4.

3.6. Return of Capital Account. Except as otherwise provided in Sections 5.2 or 10.2 or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member’s Capital Account.

3.7. Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts.

3.8. Distributions. Any distributions made by the Company must be made, except as may be necessary to ensure that the assets of the Company not be deemed to constitute “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), among the Members based on their respective Capital Accounts, or as otherwise determined by the Trading Manager. The Company does not intend to make any distributions but may do so in the Trading Manager’s sole discretion.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocations of Increases/Decreases of Net Assets to Capital Accounts. As of the close of business on the last Business Day of each month and at any other such time as determined by the Trading Manager in its sole discretion (a “Determination Date”) during each Fiscal Year of the Company, any increase or decrease in Net Assets (as defined in Section 5.3) from the immediately preceding Determination Date (or in the case of the first Determination Date, from the date on which the Company received the initial Capital Contribution), prior to the allocations of commissions, fees and expenses prescribed in Section 4.2, shall be allocated to the Members (in accordance with the ratio of the balance in each such Member’s Capital Account as of the beginning of such accounting period to the aggregate of such cash balances in all such Members’ Capital Accounts as of the beginning of such accounting period). For the purposes of this Agreement, a “Business Day” is each day in which the New York Stock Exchange is open for business.

4.2. Allocation of Commissions, Fees and Expenses to Capital Accounts. As of the close of business on the last Business Day of each month and at any other such time as determined by the Trading Manager in its sole discretion, following the allocation provided in Section 4.1, brokerage commissions, advisory fees, management fees, administrative fees and other expenses due from the Company to third parties, in respect of the Company’s activities on behalf of the Members, shall be allocated to the Members in such proportions as the Trading Manager shall determine in its sole discretion.

4.3. Tax Allocations .. Items of income, gain, loss, deduction and credit from the Company’s operations as determined for federal income tax purposes shall be allocated to the Members in such manner as the Trading Manager may determine and shall equitably reflect the allocations made pursuant to Section 4.1 and Section 4.2, including specially allocating realized gains or losses to Members withdrawing all or part of their Capital Accounts so as to equalize, as nearly as possible such Members’ tax basis in their withdrawn Membership Interests and their Capital Accounts with respect to such Membership Interests.

4.4. Tax Withholding. The Trading Manager is hereby authorized to withhold or withdraw from each Member’s Capital Account any amount which the Trading Manager reasonably believes may be owing by the Company to any federal or state tax authority in respect of such Member’s investment in the Company.

ARTICLE V - TRANSFERS AND ASSIGNMENTS; WITHDRAWALS

5.1. Transfers and Assignments. No Member may assign, transfer, pledge, or sell all or any part of its Membership Interest to any other party (including, without limitation, any other Member) without the consent of the Trading Manager, who may withhold its consent for any or no reason. Any assignee, transferee, purchaser, or pledgee which is permitted to acquire a Membership Interest (pursuant to the required consent by the Trading Manager) shall be admitted to the Company as a substitute Member (each a “Substitute Member”) (no transferee or assignee of a Membership Interest shall be recognized which does not itself become a Member) and shall succeed to the Capital Account or portion thereof assigned, transferred, pledged, or sold. No transfer, sale, pledge or assignment of Membership Interests shall be effective or recognized by the Company if such transfer, sale, pledge or assignment would result in the termination of the Company for federal income tax purposes, and any attempted transfer or assignment in violation hereof shall be ineffective to transfer, sale, pledge or assign any such Membership Interests. Any transferee, pledge, purchaser or assignee of Membership Interests who has not been admitted to the Company as a Substituted Member shall not have any of the rights of a Member, except that such person shall receive that share of capital and profits and shall have that right of redemption to which his transferor, seller, pledgor or assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon the Members. No Member shall have any right to approve of any person becoming a Substituted Member. The Member shall bear all costs (including any attorneys’ and accountants’ fees) related to such transfer or assignment of his Membership Interests (unless waived in whole or part by the Trading Manager).

In the event that the Trading Manager consents to the admission of a Substituted Member pursuant to this Section 5.1, the Trading Manager is hereby authorized to take such actions as may be necessary to reflect such substitution of a Member. Each Substituted Member shall execute and acknowledge such instruments (including a subscription agreement), in form and substance satisfactory to the Trading Manager, as the Trading Manager deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Member to be bound by all terms and provisions of this Agreement. Further, each Substituted Member agrees upon the request of the Trading Manager, to execute such certificates or other documents and perform such acts as the Trading Manager deems appropriate to preserve the limited liability status of the Company after the completion of any assignment, transfer, sale or pledge of a Membership Interest(s).

5.2. Withdrawals by Members. A Member may withdraw all or a portion of the Net Assets attributable to its Capital Account as of the last Business Day of each Month or at any other such time as determined by the Trading Manager in its sole discretion (a “Withdrawal Date”) upon at least 3 Business Days prior written notice to the Trading Manager (or as otherwise determined by the Trading Manager) provided, that, all liabilities, contingent or otherwise, of the Company (except any liability to Members on account of their Capital Contributions) shall have been paid, or there shall remain property of the Company sufficient to pay them. There shall be no penalty or fee assessed upon any such withdrawal, although the costs of effecting such withdrawal, as determined by the Trading Manager, may be assessed to the withdrawing Member.

All withdrawals shall be paid in cash (U.S. dollars in immediately available funds) or made in-kind, in the sole discretion of the Trading Manager, as promptly as practicable after the Withdrawal Date. No interest shall accrue on any withdrawal proceeds while held by the Company pending payment out to the withdrawing Member. The Trading Manager may suspend withdrawals by the Members if the Trading Manager reasonably determines that (i) extraordinary circumstances exist, including the Company’s inability to liquidate any positions or any other significant administrative or other hardship exists, (ii) the effect of withdrawals would materially impair the Company’s ability to operate in pursuit of its objectives or (iii) the remaining Members would be unfairly and materially disadvantaged.

The Trading Manager may, at any time, require any Member to redeem all or a portion of such Member’s Capital Account by giving not less than 5 days’ written notice to the Member or without notice in the case of certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

5.3. Net Assets. The Company’s “Net Assets” shall be the total assets of the Company (including, but not limited to all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open futures interests contract positions and other assets) less all liabilities of the Company (including, but not limited to, brokerage commissions that would be payable upon the closing of open futures interest positions, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied under the accrual basis of accounting. Unless GAAP require otherwise, the market value of a futures or option contract traded on a U.S. exchange shall mean the settlement price on the exchange on which the particular futures or option contract is traded by the Company on the day with respect to which the Net Assets of the Company is being determined; provided that, if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange upon which that contract is traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contact could not be liquidated on such day due to the exchange being closed for an exchange holiday or otherwise, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract or a futures or options contract traded on a non-U.S. exchange or other market shall mean its market value as determined by the Trading Manager on a basis consistently applied for each different variety of contract. The Trading Manager may make any adjustments to a valuation if it determines that such adjustment is necessary to fairly reflect the value of the relevant contract(s).

The Company’s Net Assets shall be determined as of the close of business on each Determination Date during the term of this Agreement and at any other such time as determined by the Trading Manager in its sole discretion.

Appropriate reserves may be created, accrued, and charged against Net Assets by the Trading Manager for contingent liabilities, if any, as of the date of any such contingent liability becomes known to the Trading Manager. Such reserves shall reduce the Net Assets of the Company for all purposes, including withdrawals.

ARTICLE VI - MANAGEMENT OF THE COMPANY

6.1. Management of Business. Except as otherwise expressly provided in this Agreement or provided for by the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Trading Manager.

6.2. General Powers of the Trading Manager. Except as may otherwise be expressly provided in this Agreement, the Trading Manager shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. The Trading Manager shall, subject to the provisions hereof, possess all power, on behalf of the Company, to do or authorize the Company to do all things necessary or convenient to carry out the business and affairs of the Company.

6.3. Powers of the Trading Manager. The Trading Manager shall have and may exercise on behalf of the Company all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company and as permitted under the Act and the CEA. Except as otherwise expressly set forth in this Agreement, the Trading Manager is authorized on behalf of the Company to:

(a) enter into an advisory agreement (the “Advisory Agreement”) on behalf of the Company with Blenheim Capital Management, L.L.C. (the “CTA”) and to cause the Company to pay the CTA the management and incentive fees provided for in the Advisory Agreement.

The Trading Manager is further authorized to modify (including changing the form and amount of compensation and other arrangements and terms) or terminate the Advisory Agreement in its sole discretion in accordance with the terms of such agreement and to employ from time to time other commodity trading advisors for the Company pursuant to advisory agreements having such terms and conditions and providing for such form and amount of compensation as the Trading Manager in its sole discretion shall deem to be in the best interests of the Company.

(b) open one or more managed accounts with the CTA or investment in private funds sponsored by the Trading Manager or the CTA.

(c) monitor the performance of the CTA.

(d) provide the Company with such information concerning the CTA as the Company may reasonably request and shall obtain and provide the Company with an acknowledgment of receipt of the CTA’s current disclosure document or other relevant disclosure information as provided by the CTA.

(e) enter into customer agreements and foreign exchange customer agreements (the “Customer Agreements”) with Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, and Morgan Stanley Capital Group Inc., and any affiliate or non-affiliate of the aforementioned entities (the “Commodity Brokers”), and to cause the Company to pay to the Commodity Brokers brokerage fees at the rate provided for in the Customer Agreements.

The Trading Manager is further authorized to modify (including, changing the form and amount of compensation and other arrangements and terms) and terminate the Customer Agreements in its sole discretion in accordance with the terms of such agreements and to employ from time to time other commodity brokers for the Company pursuant to customer agreements having such terms and conditions and providing for such form and amount of compensation as the Trading Manager in its sole discretion shall deem to be in the best interests of the Company; provided, however, that the Trading Manager shall review at least annually the brokerage arrangements with the Company to ensure that such brokerage fees are fair, reasonable, and competitive, taking into consideration, the circumstances described in the Memorandum.

(f) assist in the development of sales materials for internal and customer use and consult with the Company’s Members regarding marketing activities in connection with the solicitation of subscriptions for units of the Members as such Members may reasonably request from time to time.

(g) deliver to the Company reports concerning the Company’s trading on a periodic basis, as agreed to by the Trading Manager, the Members and the Trading Advisor (or as required by law).

(h) assist the Company in the calculation of any fees and expenses incurred by the Company.

(i) assist the Company in preparing reports with respect to its Members and any equity holder in any Member.

(j) enter into agreements and contracts with third parties, terminate such agreements and institute, defend and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto.

(k) perform all other services on behalf of the Company relating to the commodity trading advisors and the Commodity Brokers as the Company may request and which, in the judgment of the Trading Manager, are reasonable.

6.4. Withdrawals from Company Account. The Company shall withdraw from the Company’s account(s) maintained with the Commodity Brokers the amount of:

(i)	any fees payable to the CTA, including any agreed upon incentive and management fees;

(ii)	any fees and expenses payable to the Commodity Brokers, including any administration or other fees, or any additional or replacement commodity brokers;

(iii)	any extraordinary expenses; and

(iv)	distributions (if any) so long as permitted by U.S. law.

6.5. Standard of Care; Liability of Members. Each Member shall discharge its duties under this Agreement in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner it reasonably believes to be in, or not opposed to, the best interests of the Company. A Member shall not be liable for any monetary damages to the Company for any breach of such duties except for receipt of a financial benefit to which the Member is not entitled or a knowing violation of the law.

6.6. Limitations on Powers of Members. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Members or any additional powers provided by law; provided that, the Members may in no event participate in any respect in the management of the Company, and shall not be entitled to vote on any matters affecting the Company except as otherwise provided in this Agreement.

6.7. Other Business. The Trading Manager may engage in or possess an interest in other business ventures, by virtue of this Agreement or any relationships created or deemed created hereby, of every kind and description, independently or with each other.

ARTICLE VII - PROPERTY

Company property shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company property or any portion thereof. Title to any or all Company property may be held in the name of the Company or one or more nominees, as the Trading Manager may determine. All Company property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company property is held.

ARTICLE VIII - FISCAL MATTERS; BOOKS AND RECORDS

8.1. Bank Accounts; Investments. Capital Contributions, revenues and any other Company funds shall, as directed by the Trading Manager, be deposited by the Company in trading accounts (whether “regulated” or “unregulated”) established in the name of the Company. As provided by CFTC Rule 4.20(c), no other funds shall be deposited into the Company’s trading accounts or commingled with Company investments. Funds deposited in the Company’s trading accounts may be withdrawn only to be invested in furtherance of the Company’s purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

8.2. Required Records; Right of Inspection.

(a) During the term of the Company’s existence and as required by law, there shall be maintained in the Company’s principal office specified pursuant to Section 1.5(c) all records required to be kept pursuant to the Act and the CEA, including, without limitation, a current list of the names, addresses, Capital Accounts held by each of the Members, copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

(b) Any Member may examine and copy in person, upon reasonable notice to the Trading Manager, and at the Member’s expense, records required to be maintained under the Act and the CEA and such other information regarding the business, affairs and financial condition of the Company. Upon reasonable request by any Member, the Company shall provide to the Member, without charge, true copies of (i) this Agreement and the Certificate of Formation and all amendments or restatements, and (ii) any of the tax returns of the Company described above.

The provisions of this Section 8.2(b) shall in no event be construed so as to provide any investor in the Member with any greater access (on a direct or derivative basis) to the books and records of the Trading Company or in no event shall any provision hereof be interpreted so as to permit any investor in any Member to obtain any information relating to another Member (except as may otherwise be required by law).

8.3. Books and Records of Account. The Company shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting and on a basis consistent with appropriate provisions of the Code.

8.4. Tax Returns and Information. The Members intend for the Company to be classified as a partnership for tax purposes. The Company shall prepare or cause there to be prepared all federal, state and local income and other tax returns that the Company is required to file. As promptly as practicable after the end of each calendar year, the Company shall send or deliver to each person who was a Member at any time during such year such tax information as shall be reasonably necessary for the preparation by such person of such person’s federal income tax return, state income and any other applicable tax returns.

8.5. Delivery of Financial and Tax Information to Members. The Trading Manager undertakes to supply to each Member, on a timely basis, all financial and tax information relating to each such Member’s investment in the Company as each such Member is required, or reasonably wishes, to provide to its investors.

8.6. Audits. The Fiscal Year-end financial statements and the financial statements to be delivered pursuant to Section 10.5 shall be audited. The audit shall be performed by an accounting firm approved by the Trading Manager, which may be the same such firm as is used by one or more of the Members. The Company shall arrange, at Company expense, for sufficient information to be made available to each Member that such Member may itself obtain an audit of such Member’s own financial statements, in full compliance with all applicable CFTC requirements.

8.7. Fiscal Year. The fiscal year of the Company shall begin on January 1st of each year and end on December 31st of such year (each a “Fiscal Year”). The first Fiscal Year of the Company begins on the date hereof and ends on December 31, 2007. The Fiscal Year in which the Company shall terminate shall begin on January 1 and end on the date of termination of the Company.

8.8. Tax Elections. From and after such time the Company has more than one Member, the Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s Fiscal Year;

(b) to adopt the accrual method of accounting, and to keep the Company’s books and records on the basis of such method;

(c) to be a “qualified fund” (if possible) under Section 988(c)(1)(E)(iii) of the Code; and

(d) any other election the Trading Manager may deem appropriate and in, or not opposed to, the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

8.9. Tax Matters Member. The Trading Manager shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code, referred to herein as the “Tax Matters Member.”

8.10. Regulatory Reporting. The Members will periodically be subject to various regulatory and investor reporting requirements imposed by the CFTC; consequently, the Company may need to cooperate with Members’ requests for information. The Trading Manager shall be responsible for ensuring that the Company complies with any reasonable request made by a Member.

ARTICLE IX - LIABILITY; INDEMNIFICATION

The Trading Manager shall not be liable to the Company, the Members, their respective successors and assigns, nor to any other person, for any act or omission, undertaken in good faith unless such act or omission constituted gross negligence, willful misconduct, bad faith or reckless disregard. The Company is required to indemnify, defend and hold harmless the Trading Manager and its “affiliates” (as defined herein) from and against any loss, liability, damage, cost or expense actually and reasonably incurred (including reasonable attorneys and accounting expenses), arising from any act or omission, by or on behalf of the Company, including, without limitation, any demands, claims or lawsuits initiated by a Member; provided that, such acts or omissions were in the best interest of the Trading Companies and did not constitute gross negligence, willful misconduct, bad faith or reckless disregard.

For the purposes of this Article IX, the term “affiliate” of a person shall mean: (i) any natural person, partnership, corporation, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such person; (ii) any partnership, corporation, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by such person; (iii) any natural person, partnership, corporation, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with, such person; or (iv) any officer, director or partner of such person.

Except as otherwise set forth in this Section IX, neither the Trading Manager, Morgan Stanley & Co. Incorporated, nor any “affiliate” (as defined herein) shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Member (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Company.

Notwithstanding any of the foregoing to the contrary, the provisions of this Article IX shall not be construed so as to relieve (or attempt to relieve) the Trading Manager of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article IX to the fullest extent permitted by law.

ARTICLE X - DISSOLUTION AND WINDING UP

10.1. Events Causing Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) The sole determination of the Trading Manager; or

(b) The written consent of the Members holding not less than a Majority in Interest, with or without cause. “Majority in Interest” shall mean Members, other than Demeter, that at the time in question have Net Assets attributable to their Capital Accounts aggregating in excess of 50% of all Net Assets of all Members, other than Demeter; or

(c) The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

10.2. Winding Up. If the Company is dissolved pursuant to Section 10.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a) The winding up of the Company’s affairs shall be supervised by the Trading Manager, as liquidator, or such other person as may be selected by the Trading Manager.

(b) In winding up the affairs of the Company, the liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i)	prosecute and defend civil, criminal or administrative suits;

(ii)	collect Company assets, including obligations owed to the Company;

(iii)	settle and close the Company’s business;

(iv)	close out all open futures interest positions held in the name of the Company, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v)	pay all reasonable costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company property;

(vi)	discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii)	distribute any remaining assets of the Company to the Members as contemplated by Section 10.4;

(viii)	prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company; and

(ix)	exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the liquidator to perform its duties and functions.

10.3. Compensation of Liquidator. The liquidator, if the Trading Manager, shall act without compensation. If the liquidator is not the Trading Manager, the compensation due to the liquidator shall be mutually agreed by the Trading Manager and the liquidator.

10.4. Distribution of Company Property. Upon completion of all desired sales of Company property, and after payment of all selling costs and expenses, the liquidator shall distribute the proceeds of such sales, and any Company property that is to be distributed in-kind, to the following groups in the following order of priority:

(i)	to satisfy Company liabilities to creditors, whether by payment or establishment of reserves;

(ii)	to the Members, in accordance with the positive balances in their respective Capital Accounts determined after allocating all items for all periods prior to and including the date of distribution; and

(iii)	thereafter, to the Members, pro rata.

All distributions required under this Section 10.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within ninety (90) days after the date of such liquidation.

10.5. Final Audit. Within a reasonable time following the completion of the liquidation (and, in all events, in full compliance with all applicable CFTC rules), the liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s portion of the distributions made pursuant to Section 10.4.

10.6. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, no Member shall be obligated to contribute any amount to the Company to restore a negative balance of such Member’s Capital Account.

ARTICLE XI - MISCELLANEOUS PROVISIONS

11.1. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

11.2. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

11.3. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.4. Amendment. Except as expressly provided herein, this Agreement may be amended by, and only by, the unanimous written consent of the Members. Notwithstanding the preceding sentence, the Trading Manager may make any amendment to this Agreement that is not adverse to the Members without obtaining the consent of the Members, including, but not limited to: (i) change the name of the Company or cause the Company to transact business under another name; (ii) clarify any inaccuracy or any ambiguity, or reconcile any inconsistent provisions herein, (iii) effect the intent of the allocations proposed herein to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations; (iv) attempt to ensure that the Company is not taxed as an association taxable as a corporation for federal income tax purposes; (v) qualify or maintain the qualification of the Company as a limited liability company in any jurisdiction; (vi) delete or add any provision of or to this Agreement required to be deleted or added by the staff of the CFTC, any other federal agency, any state “Blue Sky” official, or other governmental official, or in order to comply with applicable law; (vi) make any modification to the Agreement to reflect the admission of additional Members; (vii) make any amendment that is appropriate or necessary, in the opinion of the Trading Manager, to prevent the Company or the Trading Manager or its directors, officers or controlling persons from in any manner being subject to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (viii) take such actions as may be necessary or appropriate to avoid the assets of the Company being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Company’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code, and (ix) make any amendment that is appropriate or necessary, in the opinion of the Trading Manager, to qualify the Company under the Investment Company Act of 1940, as amended, and any persons under the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended, if the Trading Manager reasonably believes that doing so is necessary. Any such supplemental or amendatory agreement shall be adhered to and have the same force and effect from and after its effective date as if the same had originally been embodied in, and formed a part of this Agreement.

11.5. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

11.6. Governing Law. The validity and construction of this Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, including, specifically, the Act (without regard to its choice of law principles); provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 11.6. If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York. Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.

11.7. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company. Failure on the part of a person to complain of any act of any person or to declare any person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.8. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the year and date first above written, to be effective on the date first above written.

MORGAN STANLEY MANAGED FUTURES BHM I, LLC

By: Demeter Management Corporation, as Trading Manager

By:	/s/ Walter Davis
	Name:	Walter Davis
	Title:	President

MORGAN STANLEY MANAGED FUTURES HV, L.P.

By: Demeter Management Corporation, as General Partner

By:	/s/ Walter Davis
	Name:	Walter Davis
	Title:	President

Schedule I

MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

Member	Initial Capital Contribution Cash	Initial Company Percentage

Morgan Stanley Managed Futures HV, L.P., a Delaware limited partnership	$2,070,793.57	41%

c/o Demeter Management Corporation 330 Madison Avenue 8th Floor New York, NY 10017

Demeter Management Corporation	$2,980,000.00	59.0%

Annex I

Certificate of Formation